Exhibit 99.2

Kroger — Harris Teeter Merger Agreement

Investor Conference Call Prepared Remarks

July 9, 2013

Cindy Holmes, Director of Investor Relations:

Good morning and thank you for joining us on short notice today.

Before we begin, I want to remind you that today’s discussion will include forward-looking statements. We want to caution you that such statements are predictions, and actual events or results can differ materially and none of these statements constitutes an offer to sell any securities. A detailed discussion of the many factors that we believe may have a material effect on our business on an ongoing basis is contained in our SEC filings, but Kroger assumes no obligation to update that information.

Both our press release and our prepared remarks from this conference call will be available on our website at ir.kroger.com.

After our prepared remarks, we look forward to taking your questions. We ask that you please limit yourself to one question, and one follow-up question, if necessary. Thank you.

I’ll now turn the call over to Mike Schlotman, Kroger’s Senior Vice President and Chief Financial Officer.

Comments by Mike Schlotman:

Thanks Cindy, and good morning. As we announced this morning, Harris Teeter Supermarkets, Inc. and Kroger will be merging in a transaction valued at approximately $2.5 billion.

We are excited to welcome Harris Teeter to the Kroger family of companies. We have long respected Harris Teeter for their customer orientation; friendly and professional people; strong management team; clean, well-merchandised stores; their positive company culture; and their company values, which are consistent with ours.

Harris Teeter is located in the exciting, high growth mid-Atlantic and southeastern U.S. markets. Their store footprint is highly complementary to Kroger’s. They share our customer-centric approach to everything we do — from store format and merchandising to disciplined execution across the organization. We look forward to bringing together the best of Kroger and Harris Teeter while continuing to operate and grow the Harris Teeter brands. Together, we can continue to deepen our connections with customers across all of our markets.

This transaction is compelling for Kroger from a financial and strategic standpoint.  It is also consistent with our growth strategy to enter new markets and fill-in our existing markets. We expect the addition of Harris Teeter will accelerate our growth into attractive, new markets and enhance both our top and bottom-line.

Merger Criteria

Kroger has a long history of successfully integrating with merger partners, sharing the best of what each company has to offer while maintaining and enhancing the distinctive retail brands that has made each great. We did this during the merger with Dillons in

1983 and when we merged with Fred Meyer in 1999 — not to mention many other targeted fill-in mergers in markets across the country.

The Kroger-Harris Teeter merger fits all of the criteria we look for:

•                  A well-run company with an outstanding reputation in their markets.

•                  Stores that provide customers with the shopping experience they want — an approach that is aligned with our Customer 1st Strategy.

•                  A strong management team, many of whom we expect to rely upon to continue to run Harris Teeter.

•                  An entry into attractive, contiguous markets where the combined infrastructures can be leveraged.

•                  Strong presence in many markets and a great base of stores to build on.

•                  And, most importantly, a team of friendly and professional people who are devoted to exceptional customer service.

Learning from each other and combining each company’s strengths has been the cornerstone of success in the mergers we have done over the years.  We look forward to the same success with Harris Teeter.

Harris Teeter Operational Overview

Now I’ll discuss Harris Teeter’s operations in more detail, and how we think about their markets and customers.

Harris Teeter operates 212 stores in eight states primarily in the southeastern and mid-Atlantic United States, and the District of Columbia.  Harris Teeter is headquartered in

Matthews, NC. In addition to its retail stores, Harris Teeter operates distribution centers for grocery, frozen and perishable foods in Greensboro, NC and Indian Trail, NC, and a dairy facility in High Point, NC.  The company employs about 25,300 associates and had net sales of $4.5 billion in its last fiscal year, which ended October 2, 2012.

Looking more closely at their footprint and ours, you will see they have stores in many attractive, high-growth markets. For example, of its 212 stores, Harris Teeter today operates:

•                  138 stores in North Carolina, including 55 in the Charlotte area

•                  14 stores in South Carolina, including three in the Charlotte area

•                  31 stores in the Washington, D.C. area, which is the nation’s 7th largest market

•                  Four in the Baltimore, Maryland market

•                  Three in Delaware, as well as one store each in Florida and Georgia

We will have minor overlap in Raleigh, NC; Charlottesville and Hampton Roads, VA; and Nashville, TN. We are making plans now as to how we will operate in each of these markets over the long term.

We are excited about entering new markets, which include vibrant and growing major urban centers such as Charlotte and Washington, D.C., several other metropolitan areas in the Carolinas, and affluent vacation destinations and university communities.  Harris Teeter operates in several markets with populations growing faster than the national average.

Complementary Core Competencies

We see a lot of opportunity to learn from one another, and many ways that our combination will benefit each organization.  We plan to bring to Harris Teeter the things that Kroger does very well, including our purchasing power, information systems, and loyalty programs with the world-class customer insights firm dunnhumbyUSA.  This merger extends Kroger’s footprint into new, growing markets. We also believe the entire Kroger organization will benefit from Harris Teeter’s expertise in operating urban, upscale stores, and gain insights behind their strong customer ratings on people, products and shopping experience. Interestingly, they operate an online “click and collect” system, and we expect to gain insight from Harris Teeter as we continue to study and test this online strategy.

Integration Planning

Upon receiving regulatory approval, we will have teams from both organizations developing work plans to bring out the best of both companies. We take integration very seriously and will work hard to capture all the benefits of a transaction for Kroger, Harris Teeter, our shareholders, customers and associates.

Our disciplined and successful merger history is based on joining with companies with an established, respected brand in their markets.  Harris Teeter’s brand is exceptional. Kroger strives to be a locally-relevant retailer, and we believe this is one of Harris Teeter’s many strengths.  Following closing, Harris Teeter will continue to operate its stores as a subsidiary of The Kroger Co. and will continue to be led by key members of Harris Teeter’s senior management team.

I know that many associates for both companies want to know the plans for their markets.  While there are operational questions that are still to be answered in the coming months, we see Harris Teeter as a strong merchant and expect to grow their franchise, just as we expect to continue to grow Kroger’s franchise.  We have no plans to close stores, and associates will continue to have employment opportunities with both companies. We will examine everything in the context of the company’s growth. When the transaction closes we will be in a position to share more about our plans.

For now, I can say that we would like to keep everything about Harris Teeter that made the company the highly successful supermarket operator it is.

Financial Overview

Finally, I will outline the financial elements of the proposed merger.

Capital Structure

We will finance the deal with debt. Kroger also intends to assume Harris Teeter’s outstanding debt of approximately $100 million.

We expect to access the capital markets in the next few weeks to refinance the bonds that matured earlier this year and then, closer to closing, issue debt at different maturities to finance the merger. This will allow us to set up our capital structure to have exposure at various points along the yield curve and balance our fixed and floating rate exposure. We have a bridge loan commitment in place to provide us the liquidity to fund the transaction.

Both Kroger and Harris Teeter have strong track records of returning cash to shareholders.  Consistent with this shared long-term commitment, Kroger intends to continue its quarterly dividend and share repurchase program while managing free cash flow to reduce the leverage taken on from this merger. Although the ratio will increase at the time the merger closes, Kroger expects to allocate some free cash flow to debt reduction to re-establish and maintain its 2.00 — 2.20 net debt to EBITDA ratio over the next 18-24 months. The company is committed to maintaining its current investment grade credit rating.

Accretion and Synergies

Including the effect of allocating some free cash flow to debt reduction, we expect net accretion to earnings per diluted share in the range of $0.06 — $0.09 in the first full year after the merger, excluding transition and transaction expenses.  Kroger expects to maintain its current 8-11% long-term net earnings per share growth rate off of this higher earnings base.

We expect to achieve a total run-rate of approximately $40 to $50 million in annual cost synergies over the next three to four years. Much of the savings is expected to come from the benefits of Kroger’s scale. Kroger has a strong history of achieving synergy goals. By us being patient in achieving those goals reduces the risk of the transaction and sets the stage for sustainable growth.

The merger is subject to customary closing conditions and regulatory approval.  The transaction also is subject to a Harris Teeter shareholder vote, which will require approval from a majority of the outstanding shares.

Conclusion

As you can see, this transaction is compelling for Kroger from a financial and strategic standpoint — one that will accelerate our growth into attractive, new markets and enhance our top and bottom-line.

This is a unique opportunity and we look forward to get started working together.  I am now happy to take your questions.

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Forward-Looking Statements

These prepared remarks contain certain forward-looking statements about the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. These statements are indicated by words such as “expects,” “will,” “plans,” “intends,” “committed to,” and “is.” Our ability to achieve earnings per share growth rate expectations may be affected by: labor disputes, particularly as the Company seeks to manage health care and pension costs; industry consolidation; pricing and promotional activities of existing and new competitors, including nontraditional competitors, the aggressiveness of competition, and our response to these activities; unexpected changes in product costs; the state of the economy, including interest rates and the inflationary and deflationary trends in certain commodities; the extent to which our customers exercise caution in their purchasing behavior in response to economic conditions as well as fuel and food prices; the number of shares outstanding; the success of our future growth plans; goodwill impairment; changes in government funded benefit programs; volatility in our fuel margins; the effect of fuel costs on consumer spending; the effect of prescription drugs going off patent has on our sales and earnings; our expectations regarding our ability to obtain additional pharmacy sales from third party payors; and our ability to generate sales at desirable margins, as well as the success of our programs designed to increase our identical sales without fuel.  In addition, any delays in opening new stores, failure to achieve tonnage growth as expected, or changes in the economic climate, could cause us to fall short of our earnings targets. Earnings also may be affected by adverse weather conditions, particularly to the extent that adverse weather conditions and natural disasters disrupt our operations or those of our suppliers; create shortages in the availability or increases in the cost of products that we sell in our stores or materials and ingredients we use in our manufacturing facilities; or raise the cost of supplying energy to our various operations, including the cost of transportation; and the benefits that we receive from the consolidation of the UFCW pension plans. Our expectations regarding the accretion to earnings to be generated by the merger, and the timing of that accretion, depends primarily on the factors identified above as well as the synergies that are generated by the merger resulting in cost savings, as well as the accuracy of our modeling that assisted us in determining the appropriate acquisition price. Our expected cost savings from the transaction, as well as the timing of that cost savings, will depend on our ability to integrate Harris Teeter into our organization in a timely fashion, including synergies anticipated by reduction of duplicative systems and processes. Our ability to finance the transaction with debt, and to access the capital markets to refinance bonds that matured earlier this year, will depend on stability in the capital markets that will permit us to issue public debt as expected. Our objective to maintain a particular net total debt to EBITDA ratio by allocating free cash flow to debt reduction will be affected by unanticipated increases in net total debt, our inability to generate free cash flow at the levels anticipated, and our failure to generate expected earnings; and the extent to which that ratio will support our current investment grade rating depends on how the rating agencies view our overall financial condition.  Our intention to continue our quarterly dividend and share repurchase programs depend primarily on the factors identified above that will generate earnings growth and free cash flow, as well as, with respect to our share repurchase program, the price at which our common shares trade. Our expectation regarding the operation of the Harris Teeter stores will depend on the successful integration of those stores into our organization. The closing of the transaction will be dependent upon approval by Harris Teeter shareholders, receipt of all necessary regulatory approvals or clearances, and the satisfaction or waiver of the conditions to closing. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially. We assume no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.